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Exhibit 5.2

[Letterhead of Fulbright & Jaworski L.L.P.]

May 2, 2003

To the Board of Directors
Durban Roodepoort Deep, Limited
45 Empire Road
Parktown, Johannesburg, 2193
South Africa

Re:	Registration Statement on Form F-3 of Durban Roodepoort Deep, Limited

Gentlemen:

        We have acted as United States counsel to Durban Roodepoort Deep, Limited, a company incorporated under the laws of the Republic of South Africa (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $66,000,000 aggregate principal amount of the Company's 6% Senior Convertible Subordinated Notes due 2006 (the "Notes") and 17,600,002 shares of the Company's ordinary shares (the "Shares") in the form of ordinary shares or American depositary shares, each representing one ordinary share, issuable upon conversion of the Notes. The Notes were issued under an Indenture dated as of November 12, 2002 (the "Indenture") by and among the Company and The Bank of New York ("BONY"), as trustee.

        The Notes and the Shares are to be offered and sold by certain security holders of the Company. This opinion is delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have examined such records of the Company as we have deemed necessary. We have also examined certificates of public officials and directors and officers of the Company, as to such factual matters as we have deemed necessary or appropriate for the purpose of this opinion, but have made no independent investigation regarding such factual matters. In our examination, we have assumed (a) the due organization and valid existence of the Company, (b) the due authorization, execution, authentication and delivery by all persons of each of the Indenture and the Notes, (c) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to the original documents of all documents submitted to us as copies and (f) the genuineness of all signatures on all documents submitted to us.

        Based upon the foregoing, we are of the opinion that:

1.    Insofar as the laws of the State of New York are applicable thereto, the Indenture constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

2.    Insofar as the laws of the State of New York are applicable thereto, the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

        This opinion is limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

        We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to all references to our firm in the Registration Statement, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder. Except as provided for hereinabove, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P. Fulbright & Jaworski L.L.P.

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  Exhibit 5.2